Exhibit 99.1

Xylem Inc.

1 International Drive, Rye Brook N.Y. 10573

Tel +1.914.323.5700 Fax +1.914.323.5800

Contacts:	Media	Investors
	Kelly McAndrew +1 (914) 281-4207	Phil DeSousa +1 (914) 323-5930
	Kelly.McAndrew@xyleminc.com	phil.desousa@xyleminc.com

Mark Rajkowski Named Senior Vice President and

Chief Financial Officer of Xylem Inc.

RYE BROOK, N.Y., March 7, 2016 – Xylem Inc. (NYSE: XYL), a leading global water technology company, today announced that Mark Rajkowski has been appointed Senior Vice President and Chief Financial Officer (CFO), effective March 28, 2016. Reporting to Xylem President and Chief Executive Officer Patrick Decker, Rajkowski will lead the Company’s global finance organization. He most recently served as a strategic advisor to WestRock Company (NYSE: WRK), a global packaging and specialty chemicals company that was formed last year following the merger of MeadWestvaco and RockTenn. Rajkowski will be based at Xylem’s headquarters in Rye Brook, N.Y.

“Strong financial leadership is a key element to successfully executing our strategic growth priorities at Xylem,” said Decker. “Mark brings more than three decades of financial expertise and global leadership to the Company. He has built an impressive track record of achievements, including central roles in leading transformational changes in global organizations and creating substantial shareholder value. He will be a strong addition to our senior leadership team and I look forward to his contributions as we move to accelerate Xylem’s growth and further enhance our operational execution.”

“Global water challenges are increasing in both scope and scale, and Xylem is well positioned to contribute to the solutions,” commented Rajkowski. “I am very pleased to be joining a company with a clear mission, a strong growth plan and significant value creation opportunities.”

Shashank Patel, who has served as Interim CFO of Xylem since July 2015, will work closely with Rajkowski to ensure a smooth transition. Then he will assume a new, expanded role in the finance organization to be announced shortly.

Rajkowski, 57, has been serving as a strategic advisor to WestRock Company, and previously served as CFO for MeadWestvaco, a global packaging and specialty chemicals producer that formerly was traded on the New York Stock Exchange. In that role, he led all areas of finance, strategy, corporate development, IT and shared services for 11 years, and played a key role in executing the company’s 2015 merger with RockTenn and the subsequent formation of WestRock. Before joining MeadWestvaco in 2004, Rajkowski worked at Eastman Kodak Company, where he progressed through several senior financial and operating roles, including General Manager, Worldwide Operations for the Digital and Film Imaging Systems Group. He began his career at PriceWaterhouseCoopers LLP, where he last served as Managing Partner for the Upstate New York Technology Group and Partner, Audit and Business Advisory Services. Rajkowski also serves as a member of the board of directors of ACCO Brands, one of the world’s largest suppliers of branded school and office products.

Rajkowski earned his Bachelor of Science degree in accounting from Lehigh University in Bethlehem, Pennsylvania.

About Xylem

Xylem (XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and wastewater problems. Xylem is headquartered in Rye Brook, New York, with 2015 revenue of $3.7 billion and approximately 12,500 employees worldwide. Xylem was named to the Dow Jones Sustainability Index, North America for the last four years for advancing sustainable business practices and solutions worldwide, and the Company has satisfied the requirements to be a constituent of the FTSE4Good Index Series each year since 2013.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xyleminc.com.

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